UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

WNS (Holdings) Limited

(Name of Issuer)

Ordinary Shares, Par Value 10 Pence Per Share

(Title of Class of Securities)

92932M 10 1

(CUSIP Number)

February 15, 2013

(Date of Event Which Requires
Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92932M 10 1		13G	Page 2 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS PRIVATE EQUITY VIII, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13 – 4161869
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 92932M 10 1		13G	Page 3 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS INTERNATIONAL PARTNERS, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13-4104745
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 92932M 10 1		13G	Page 4 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I C.V. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13 – 4133839
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 92932M 10 1		13G	Page 5 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS PARTNERS LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13 – 4069737
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 92932M 10 1		13G	Page 6 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS & CO. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13 – 6358475
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 92932M 10 1		13G	Page 7 of 20 Pages
1	NAME OF REPORTING PERSON WARBURG PINCUS LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) I.R.S. No. 13-3536050
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 92932M 10 1		13G	Page 8 of 20 Pages
1	NAME OF REPORTING PERSON Charles R. Kaye I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 92932M 10 1		13G	Page 9 of 20 Pages
1	NAME OF REPORTING PERSON Joseph. P. Landy I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* IN

Item 1(a):	Name of Issuer:

WNS (Holdings) Limited

Item 1(b):	Address of Issuer’s Principal Executive Offices:

Gate 4, Godrej & Boyce Complex
Pirojshanagar, Vikhroli (W)
Mumbai 400 079
India

Item 2(a):	Name of Person Filing:

This Amendment No. 2 to Schedule 13G (this “Exit 13G”) is filed by and on behalf of (i) Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”, and together with its two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands (“WP VIII CV I”), and WP-WPVIII Investors, L.P., a Delaware limited partnership (“WP-WPVIII Investors”), and collectively, the “WP VIII Funds”); (ii) Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP”, and together with its two affiliated partnerships, Warburg Pincus Netherlands International Partners I C.V., a company formed under the laws of the Netherlands (“WPIP I CV”), and WP-WPIP Investors L.P., a Delaware limited partnership (“WP-WPIP Investors”), and collectively, the “WPIP Funds”); (iii) Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”), the general partner of WP VIII, WPIP, WP VIII CV I and WPIP I CV, and the sole member of certain Delaware limited liability companies affiliated with the WP VIII Funds and the WPIP Funds; (iv) Warburg Pincus & Co., a New York general partnership (“WP”), the managing member of WPP LLC; (v) Warburg Pincus LLC, a New York limited liability company (“WP LLC”), which manages the WP VIII Funds and the WPIP Funds; and (vi) Messrs. Charles R. Kaye and Joseph P. Landy, each a United States citizen and a Managing General Partner of WP and Co-President and Managing Member of WP LLC.  Each of the WP VIII Funds, the WPIP Funds, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy are sometimes collectively referred to herein as the “Warburg Pincus Reporting Persons”.

Each of the Warburg Pincus Reporting Persons expressly disclaims beneficial ownership of the Ordinary Shares in which they do not have a pecuniary interest.

Item 2(b):	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each the Warburg Pincus Reporting Persons is 450 Lexington Avenue, New York, New York 10017, USA.

Item 2(c):	Citizenship:

See Item 2(a) above.

Item 2(d):	Title of Class of Securities:

Ordinary Shares, par value 10 pence per share (“Ordinary Shares”)

Item 2(e):	CUSIP Number

92932M 10 1

Item 3:	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	A.	☐ Broker or dealer registered under Section 15 of the Act,

	B.	☐ Bank as defined in Section 3(a)(6) of the Act,

	C.	☐ Insurance Company as defined in Section 3(a)(19) of the Act,

	D.	☐ Investment Company registered under Section 8 of the Investment Company Act of 1940,

	E.	☐ Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

	F.	☐ Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

	G.	☐ Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

	H.	☐ Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

	I.	☐ Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

	J.	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:	Ownership:

1.	Warburg Pincus Private Equity VIII, L.P.

(a)	Amount beneficially owned:
0
(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 0
2.	Warburg Pincus International Partners, L.P.

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

3.	Warburg Pincus Netherlands International Partners I C.V.

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 0
4.	Warburg Pincus Partners LLC

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0

5.	Warburg Pincus & Co.

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 0
6.	Warburg Pincus LLC

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 0
7.	Charles R. Kaye

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 0

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 0
8.	Joseph P. Landy

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5:	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8:	Identification and Classification of Members of the Group:

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The joint filing agreement among the Warburg Pincus Reporting Persons to file this Exit 13G jointly in accordance with Rule 13d-1(K) of the Exchange Act is attached as Exhibit 99.1 to the Amendment No. 1 on Schedule 13G previously filed with the U.S. Securities and Exchange Commission by the Warburg Pincus Reporting Persons with respect to the Issuer on March 30, 2012.  Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership with respect to any Ordinary Shares in which they do not have a pecuniary interest.

Item 9:	Notice of Dissolution of Group:

N/A

Item 10:	Certification:

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 1, 2013	WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg Pincus Partners LLC, its General Partner

By: Warburg Pincus & Co., its Managing Member

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Scott A. Arenare, Attorney-in-Fact*

Dated: March 1, 2013	WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

By: Warburg Pincus Partners LLC, its General Partner

By: Warburg Pincus & Co., its Managing Member

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Scott A. Arenare, Attorney-in-Fact*

Dated: March 1, 2013	WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I C.V.

By: Warburg Pincus Partners LLC, its General Partner

By: Warburg Pincus & Co., its Managing Member

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Scott A. Arenare, Attorney-in-Fact*

Dated: March 1, 2013	WARBURG PINCUS PARTNERS LLC

By: Warburg Pincus & Co., its Managing Member

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Scott A. Arenare, Attorney-in-Fact*

Dated: March 1, 2013	WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Scott A. Arenare, Attorney-in-Fact*

Dated: March 1, 2013	WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
Name: Scott A. Arenare Title: Managing Director

CHARLES R. KAYE

Dated: March 1, 2013	By: /s/ Scott A. Arenare

By: Scott A. Arenare, Attorney-in-Fact*

JOSEPH P. LANDY

Dated: March 1, 2013	By: /s/ Scott A. Arenare

By: Scott A. Arenare, Attorney-in-Fact*

* The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on January 15, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.